EXHIBIT 99.1

Spark Networks Reports Third Quarter 2022 Results with Continued Subscriber Growth for Zoosk and Focus on Profitability

•Zoosk Initial Subscribers Grew 5.1% Year Over Year
•Zoosk Average Subscribers Grew 3.4% Year Over Year
•Double-Digit Percentage Increases in Conversion Rates Across All Brands

BERLIN, November 8, 2022 -- Spark Networks SE (NASDAQ: LOV), a leading social dating platform for meaningful relationships, today reported financial results for its third quarter ended September 30, 2022.

Eric Eichmann, CEO of Spark Networks, commented, “We saw initial subscriber growth of 5.1% year over year and average subscriber growth of 3.4% for our largest brand Zoosk in the third quarter. Zoosk product improvements on user profiles, payment flows and trust and safety led to double-digit increases in conversion rates, higher customer satisfaction and stronger app store ratings. We are excited to see our hard work paying off with a second consecutive quarter of Zoosk subscriber growth since we acquired it three years ago.”

Third Quarter 2022 Financial Results

•Revenue was $48.2 million, compared to $53.3 million in the third quarter of 2021. On a constant currency basis,(1) revenue would have been $51.5 million in the third quarter of 2022.(2)

•Net loss was $10.7 million, including an $11.8 million non-cash impairment charge to the Zoosk trade name, compared to a net loss of $2.7 million in the third quarter of 2021.

•Adjusted EBITDA(3) increased 66% to $8.3 million, a 17% Adjusted EBITDA margin, compared to Adjusted EBITDA of $5.0 million, a 9% margin, in the third quarter of 2021.

Please see the table captioned “Reconciliation of Net loss to Adjusted EBITDA” included at the end of this release for a reconciliation of Adjusted EBITDA, which is a non-U.S. GAAP measure, and Adjusted EBITDA margin, which is a non-U.S. GAAP ratio, to U.S. GAAP.

Third Quarter Business Highlights

•Zoosk Initial Subscriber Growth: Zoosk initial subscriber registration grew 5.1% year over year.

•Zoosk Subscriber Growth: Zoosk average paying subscribers grew 3.4% year over year.

•Increased Pricing: Zoosk successfully deployed new pricing, leading to increased conversion rates and a higher average price for Zoosk subscriptions year over year.

•Subscription Conversion Rate Improvement: Across all brands, subscription conversion rates increased 11% year over year following product improvements and a focus on higher quality traffic.

•Product Improvements: Several product improvements on user profiles, payment authorizations and fraud reduction contributed to improved subscription conversion rates.

•Strategic Review: The company continued its strategic alternatives review.

Financial Outlook
“We expect total revenue for the year to be down low double-digits on a percentage basis as compared to 2021, a drop which we attribute mainly to the negative impact of foreign exchange rates on our revenue,” said David Clark, Chief Financial Officer of Spark Networks. “On a constant currency basis, we expect total revenue to be down single-digits on a percentage basis. On the profitability side, we expect full year Adjusted EBITDA margins to be in the high single-digits and fourth quarter Adjusted EBITDA margins to be approximately 20%.”

Investor Conference Call
Spark Networks management will host a conference call and live webcast for analysts and investors today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss the Company's financial results.

To access the live call, dial 1-888-349-0106 (US and Canada) or +1 412-902-0131 (International) and ask to join the Spark Networks' call.

A live and archived webcast of the conference call will be accessible on the Investor Relations section of the Company’s website at https://investor.spark.net/investor-relations/home. In addition, a phone replay will be available approximately two hours following the end of the call and will remain available for one week. To access the call replay, dial 1-877-344-7529 (US) or +1 412-317-0088 (International) and enter the replay passcode: 3285585.

About Spark Networks SE

Spark Networks SE (NASDAQ: LOV) is a leading social dating platform for meaningful relationships focusing on the 40+ demographic and faith-based affiliations. Spark’s widening portfolio of premium and freemium dating apps include Zoosk, EliteSingles, SilverSingles, Christian Mingle, Jdate, and JSwipe, among others. Spark is headquartered in Berlin, Germany, with offices in New York and Utah.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, statements involving known and unknown risks, uncertainties, and other factors that may cause Spark Networks’ performance or achievements to be materially different from those of any expected future results, performance, or achievements. These statements include, without limitation, statements regarding including whether the numbers of initial and average Zoosk subscribers will continue to grow; whether conversion rates, customer satisfaction and app store ratings will continue to increase; whether will continue to make product improvements and price adjustments as expected and whether those improvements and adjustments will have the desired results; whether Adjusted EBITDA will continue to grow; the results, if any, of our strategic alternatives review; whether we will achieve total revenue and Adjusted EBITDA margins for the year as expected; and the impact of the appreciation of the U.S. dollar on our business.

Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates,” “guides,” and variations thereof, or the use of future tense, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to, the risk that the benefits from the acquisition of Zoosk, Inc. may not be fully realized or may take longer to realize than expected; risks related to the degree of competition in the markets in which Spark Networks operates; risks related to the ability of Spark Networks to retain and hire key personnel, operating results and business generally; the timing and market acceptance of new products introduced by Spark Networks’ competitors; Spark Networks’ ability to identify potential acquisitions; Spark Networks’ ability to comply with new and evolving regulations relating to data protection and data privacy; general competition and price measures in the market place; risks related to the duration and severity of COVID-19 and its impact on Spark Networks’ business; and general economic conditions. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” in Spark Networks’ most recent Annual Report on Form 10-K and in other sections of Spark Networks’ filings with the Securities and Exchange Commission (“SEC”), and in Spark Networks’ other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement except as required by law.

For More Information
Investor contact:
MKR Investor Relations, Inc.
Todd Kehrli
lov@mkr-group.com

Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: constant currency revenue, Adjusted EBITDA and Adjusted EBITDA margin. These measures are derived on the basis of methodologies other than in accordance with U.S. GAAP. We are not able to provide a reconciliation of our Adjusted EBITDA margin financial guidance or other non-GAAP financial guidance to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of the non-recurring and other items that are excluded from such non-GAAP financial measures. Such adjustments in future periods are generally expected to be similar to the kinds of charges excluded from such non-GAAP financial measure in prior periods. The exclusion of these charges and costs in future periods could have a significant impact on our non-GAAP financial measures.

1 We provide a constant currency revenue amount to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations. We define non-GAAP constant currency revenue as total revenue excluding the effect of foreign exchange rate movements. Non-GAAP constant currency revenue are calculated by translating current quarter revenues using prior period exchange rates.

2 Revenue includes $2.2 million of virtual currency deferred revenue. During the quarter ended September 30, 2022, the Company analyzed its virtual currency deferred revenue balance to determine the likelihood of redemption. Virtual currency is paid for upfront and is recorded as deferred revenue until the currency is redeemed, at which point the Company recognizes the revenue. The Company’s analysis showed a likelihood of redemption of its virtual currency after 12 months of purchase is remote. Based on this analysis, during the three months ended September 30, 2022, the Company recognized $2.2 million of revenue related to its virtual currency deferred revenue that had been included in the Company’s deferred revenue balance for more than 12 months. Going forward the Company will continue to analyze its virtual currency deferred revenue balance and will recognize revenue on a quarterly basis for all virtual currency that is held for longer than 12 months.

3 Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), a non-U.S. GAAP financial measure, and Adjusted EBITDA margin, a non-GAAP ratio, are a few of the primary metrics by which we evaluate the performance of our business, budget, forecast and compensate management. We believe these measures provide management and investors with a consistent view, period to period, of the core earnings generated from the ongoing operations and allows for greater transparency with respect to key metrics used by senior leadership in its financial and operational decision-making. We define Adjusted EBITDA as net earnings (loss) excluding interest expense, (gain) loss on foreign currency transactions, income tax (benefit) expense, depreciation and amortization, asset impairments, stock-based compensation expense, acquisition related costs and other costs. We define Adjusted EBITDA margin as Adjusted EBITDA divided by revenue. Each of Adjusted EBITDA and Adjusted EBITDA margin has inherent limitations in evaluating the performance of the Company, and you should not consider these measures in isolation or as a substitute for analyzing the Company’s results as reported under U.S. GAAP. Some of these limitations include:

•Adjusted EBITDA and Adjusted EBITDA margin do not reflect the cash capital expenditures during the measurement period;
•Adjusted EBITDA and Adjusted EBITDA margin do not reflect any changes in working capital requirements during the measurement period;
•Adjusted EBITDA and Adjusted EBITDA margin do not reflect the cash tax payments during the measurement period; and
•Adjusted EBITDA and Adjusted EBITDA margin may be calculated differently by other companies in our industry, thus limiting its value as a comparative measure.

Because of these limitations, Adjusted EBITDA and Adjusted EBITDA margin should be considered in addition to other financial performance measures, including net income (loss) and our other U.S. GAAP results. A reconciliation of the Adjusted EBITDA and Adjusted EBITDA margin for the three and nine months ended September 30, 2022 and 2021 can be found in the table below captioned “Reconciliation of Net loss to Adjusted EBITDA.”

Spark Networks SE
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)
	September 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$12,728	$16,141
Accounts receivable, net	4,792	6,261
Goodwill and intangible assets	151,275	164,113
Other assets	20,222	23,286
Total assets	$189,017	$209,801
Liabilities and Shareholders' Equity
Current portion of long-term debt	$2,364	$17,593
Accounts payable	10,778	11,474
Deferred revenue	30,078	36,973
Accrued expenses and other current liabilities	19,293	27,042
Long-term debt, net of current portion	92,181	64,531
Other liabilities	18,500	19,495
Total liabilities	173,194	177,108
Total shareholders' equity	15,823	32,693
Total liabilities and shareholders' equity	$189,017	$209,801

Spark Networks SE
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$48,180	$53,297	$146,122	$164,929
Operating costs and expenses:
Cost of revenue, exclusive of depreciation and amortization	27,231	34,804	97,833	104,603
Other operating costs and expenses	26,144	15,501	57,279	83,250
Total operating costs and expenses	53,375	50,305	155,112	187,853
Operating (loss) income	(5,195)	2,992	(8,990)	(22,924)
Other expense, net	(5,970)	(4,081)	(18,506)	(12,485)
Loss before income taxes	(11,165)	(1,089)	(27,496)	(35,409)
Income tax benefit (expense)	453	(1,601)	552	(22,812)
Net loss	$(10,712)	$(2,690)	$(26,944)	$(58,221)

Reconciliation of Net loss to Adjusted EBITDA (Unaudited):
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021
Net loss	$(10,712)	$(2,690)	$(26,944)	$(58,221)
Net interest expense	3,182	3,110	12,770	10,352
Loss on foreign currency transactions	2,799	978	6,007	2,122
Income tax (benefit) expense	(453)	1,601	(552)	22,812
Depreciation and amortization	576	1,060	1,756	5,648
Impairment of goodwill and intangible assets	11,790	—	11,790	32,086
Stock-based compensation expense	518	482	1,510	2,098
Other costs(1)	578	412	1,214	1,822
Adjusted EBITDA	$8,278	$4,953	$7,551	$18,719
Adjusted EBITDA margin(2)	17.2%	9.3%	5.2%	11.3%

(1) Includes primarily consulting and advisory fees related to special projects, as well as non-cash acquisition related expenses, post-merger integration activities and long-term debt transaction and advisory fees.
(2) We define “Adjusted EBITDA margin” as Adjusted EBITDA divided by revenue.

Spark Networks SE
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2022	2021
Net loss	$(26,944)	$(58,221)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Non-cash items and other non-operating charges	29,090	69,818
Change in operating assets and liabilities	(10,423)	(2,008)
Net cash (used in) provided by operating activities	(8,277)	9,589

Capital expenditures	(1,982)	(905)
Net cash used in investing activities	(1,982)	(905)

Net cash provided by (used in) financing activities	7,336	(16,766)
Effects of exchange rate fluctuations on cash and cash equivalents and restricted cash	(509)	(453)
Net decrease in cash and cash equivalents and restricted cash	(3,432)	(8,535)

Cash and cash equivalents and restricted cash at beginning of period	16,279	21,117
Cash and cash equivalents and restricted cash at end of period	$12,847	$12,582